UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2006

NEW ENGLAND BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-51589	04-3693643
(State or other Jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

855 Enfield Street, Enfield, Connecticut 06082

(Address of principal executive offices)

(860) 253-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On November 21, 2006, New England Bancshares, Inc. (“New England Bancshares”), the parent company for Enfield Federal Savings and Loan Association (“Enfield Federal”), New England Bancshares Acquisition, Inc., a wholly owned subsidiary of New England Bancshares (“Acquisition Sub”), and First Valley Bancorp, Inc. (“First Valley Bancorp”), the parent company of Valley Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which First Valley Bancorp will merge with and into Acquisition Sub, with Acquisition Sub as the surviving entity. As a result of the transaction, New England Bancshares shall be the parent company of both Enfield Federal and Valley Bank which will each continue as a separately chartered subsidiary.

The transaction will increase New England Bancshares’ assets from $272.2 million at September 30, 2006, to approximately $460 million and increase its number of banking offices from eight to ten. Under the terms of the Merger Agreement, shareholders of First Valley Bancorp will be entitled to receive 0.8907 shares of New England Bancshares common stock and $9.00 in cash for each share of First Valley Bancorp common stock. The transaction is currently expected to be completed in the second quarter of 2007, pending receipt of the approval of the shareholders of First Valley Bancorp and regulatory approvals.

Four members of First Valley Bancorp’s board of directors will join New England Bancshares’ board of directors. Additionally, two members of Enfield Federal’s board of directors will join Valley Bank’s board of directors and two members of Valley Bank’s board of directors will join Enfield Federal’s board of directors. As part of the transaction, New England Bancshares will also infuse $12.0 million of capital into Valley Bank.

In connection with the approval of the Merger Agreement, each director of First Valley Bancorp entered into a voting agreement requiring him or her not to sell or transfer the shares of First Valley Bancorp common stock they beneficially own (except in limited circumstances) and to vote his or her shares in favor of the approval of the Merger Agreement at the First Valley Bancorp shareholders meeting to be held to vote on the proposed transaction. If the Merger Agreement is terminated under certain circumstances, First Valley Bancorp has agreed to pay to New England Bancshares a termination fee of $1,300,000. In addition, if the Merger Agreement is terminated as a result of a willful breach by either party, the breaching party shall pay to the non-breaching party a fee of $750,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement has been included to provide the agreed upon terms of the transaction. The Merger Agreement contains usual and customary representations and warranties that New England Bancshares and First Valley Bancorp made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between New

England Bancshares and First Valley Bancorp and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between New England Bancshares and First Valley Bancorp rather than establishing matters of fact.

New England Bancshares will be filing a registration statement containing a proxy statement/prospectus and other documents regarding the proposed transaction with the SEC. First Valley Bancorp shareholders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about New England Bancshares and First Valley Bancorp and the proposed transaction. When available, copies of this proxy statement/prospectus will be mailed to First Valley Bancorp shareholders, and it and other documents filed by New England Bancshares or First Valley Bancorp with the SEC may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to New England Bancshares, Inc. at 855 Enfield Street, Enfield, Connecticut 06082, or First Valley Bancorp, Inc. at Four Riverside Avenue, Bristol, Connecticut 06010.

First Valley Bancorp and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their stockholders in favor of the proposed transaction. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of First Valley Bancorp’s stockholders in connection with the proposed transaction is set forth in First Valley Bancorp’s proxy statement filed with the SEC on April 20, 2006 relating to its annual meeting of stockholders held on May 22, 2006. Additional information will be set forth in the proxy statement/prospectus when it is filed with the SEC.

Employment Agreement and Change in Control Agreements

On November 21, 2006, and in connection with the execution of the Merger Agreement, Robert L. Messier, Jr., President and Chief Executive Officer of First Valley Bancorp, entered into an employment agreement with New England Bancshares (the “Employment Agreement”), to be effective only upon consummation of the merger, under which Mr. Messier will be employed as President of New England Bancshares after the merger. The Employment Agreement provides for: (i) a lump sum payment in cash to be made upon the closing of the merger equal to the lesser of one dollar less than Mr. Messier’s limitation under 280G of the Internal Revenue Code of 1986 (“Section 280G”) or $440,000; and (ii) a base salary of $180,000 per year. The Employment Agreement will terminate on October 1, 2008, unless terminated sooner in accordance with its terms. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

On November 21, 2006, and in connection with the execution of the Merger Agreement, Mark J. Blum and Anthony M. Mattioli (each an “Executive”) each entered into change in control agreements with Valley Bank (the “Change in Control Agreements”), to be effective only upon consummation of the merger. The Change in Control Agreements provide for two-year terms with daily renewals such that the terms shall remain two years until the Board of Directors or the Executive elects not to extend the term. New England Bancshares will act as guarantor with respect to any payments not made by Valley Bank under the Change in Control Agreements.

Upon termination of an Executive’s employment for the reasons set forth in the Change in Control Agreements following a change in control (as defined in the Change in Control Agreements), Valley Bank shall pay the Executive a sum equal to 2.99 times the average annual compensation paid to him for the five most recent taxable years ending before the change in control, subject to such reduction as may be required to prevent the payment from being deemed an “excess parachute payment” under Section 280G. The Executive will also be entitled to continued coverage under all health and welfare plans for a period ending on the earlier of (i) one year from the termination of the Executive’s employment or (ii) the date that the Executive receives full-time employment from another employer.

In addition, if during the term of a Change in Control Agreement there occurs a merger or combination of Valley Bank with or into Enfield Federal or any other affiliate of New England Bancshares (a “Transaction”), and in connection with such a Transaction the Executive’s base salary and benefits are decreased below the amount he was receiving prior to the Transaction, Executive shall have the right to voluntarily terminate his employment with Valley Bank within 60 days of the announcement of the Transaction. In the event of such a voluntary termination by the Executive, Executive shall receive a lump sum cash payment equal to 50% of his annual base salary in effect prior to the announcement of the Transaction.

The foregoing description of the Change in Control Agreements does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreements, copies of which are filed herewith as Exhibits 10.2 and 10.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Number	Description
2.1	Agreement and Plan of Merger, dated November 21, 2006, by and between New England Bancshares, Inc., New England Bancshares Acquisition, Inc. and First Valley Bancorp, Inc. Certain exhibits and schedules have been omitted from the Agreement as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted exhibit or schedule upon request from the SEC.

10.1	Employment Agreement, dated November 21, 2006, by and between Robert L. Messier, Jr. and New England Bancshares, Inc.

10.2	Change in Control Agreement, dated November 21, 2006, by and between Mark J. Blum and Valley Bank.

10.3	Change in Control, dated November 21, 2006, by and between Anthony M. Mattioli and Valley Bank.

99.1	Press Release dated November 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 28, 2006	By:	/s/ David J. O’Connor
David J. O’Connor
President and Chief Executive Officer